Exhibit 21.1
LIST OF SUBSIDIARIES OF TELESAT HOLDING INC.*

Name of Subsidiary	Jurisdiction

3484203 Canada Inc.	Canada

Able Leasing Company	Texas, United States

Anik Colombia S.A.	Colombia

Infosat Communications Inc.	Canada

Infosat Communications, Inc. (USA)	Delaware, United States

Telesat Brasil Limitada	Brazil

Telesat Canada	Canada

Telesat Serviços de Telecomunicação Limitada	Brazil

The Access Centre, LLC	Florida, United States

The SpaceConnection Inc.	Nevada, United States

*	Assumes completion of the Reorganization as described in the prospectus which forms part of this Registration Statement.